FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman, President and CEO

PHONE: 215-256-8851 ext. 2300

HARLEYSVILLE NATIONAL CORPORATION ACQUIRES

MILLENNIUM BANK AND CUMBERLAND ADVISORS, INC.

Harleysville, PA (October 15, 2003) Harleysville National Corporation (HNC) (NASDAQ: HNBC) announced today that it has reached a definitive agreement to acquire Millennium Bank and its wholly-owned subsidiary, Cumberland Advisors, Inc.

Millennium Bank, headquartered in Malvern, Pennsylvania, was founded in 1998. Millennium is a $200 million bank, which specializes in commercial lending and client relationship banking. Millennium has 4 banking offices, which are located in Malvern (2), Blue Bell and Wyomissing and a loan and trust office in Philadelphia, Pennsylvania. Cumberland Advisors, Inc. is a registered investment advisor headquartered in Vineland, New Jersey, that specializes in fixed income money management and has about $600 million dollars under management.

Under the terms of the transaction, Millennium shareholders will receive HNC common stock or cash with a value of $16.00 per share. Sixty percent (60%) of the transaction value will be paid in common stock of HNC and forty percent (40%) will be paid in cash. Options held by Millennium option holders will also be subject to the 60% stock and 40% cash allocation. The transaction is expected to be accretive to HNC's earnings per share within the first year after consummation. As part of the agreement, Millennium will merge into Harleysville National Bank and Trust Company, HNC's largest banking subsidiary. The transaction is valued at approximately $46 million dollars.

Walter E. Daller, Jr., Chairman, President and CEO of HNC, stated "We are pleased to have Millennium Bank join Harleysville National Corporation. Millennium, led by its CEO, David Sparks, has been extremely successful in developing a business model and professional staff that will complement HNC's strategic initiatives."

David E. Sparks, Chairman and CEO of Millennium stated, "Our opportunity to affiliate ourselves with the high performing and extremely successful Harleysville National Corporation is the perfect fit for our company. Our Board of Directors, shareholders and staff are very excited about the opportunity that this business combination will provide to both us and Harleysville."

Walter Daller continued that "Cumberland Advisors, Inc. also is a timely strategic fit for our company. We believe that this transaction will enable us to further complement and grow our asset and wealth management division. David R. Kotok, the Chairman of Cumberland Advisors, Inc., has a national reputation, which we believe will allow our clients and customers to receive outstanding financial advice."

Mr. Sparks will continue with HNC as Executive Vice President of the Corporation and CEO of the company's wealth management and private banking group, and Mr. Kotok continues as Cumberland's Chairman and Chief Investment Officer.

The transaction is subject to regulatory approvals and the approval of the Millennium shareholders. At the close of the transaction, expected during the first or second quarters of 2004, HNC will have assets in excess of of $2.7 billion.

Providing Real Life Financial Solutions, Harleysville National Corporation has assets in excess of $2.5 billion and operates 40 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks-Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.